Exhibit 12.1

CARRIZO OIL AND GAS, INC.

STATEMENT OF COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Pro Forma Year Ended December 31, 2011	Pro Forma Six Months Ended June 30, 2012
	(In thousands, except ratios)
Earnings
Income (loss) before income taxes and equity in income of investees	$54,849	$56,755
Interest expense	68,967	43,087
Less interest capitalized	(30,523)	(17,017)
Interest portion of rental expense	1,475	862

Total Earnings	$94,768	$83,687

Fixed Charges:
Interest expense	$68,967	$43,087
Interest portion of rental expense	1,475	862

Total Fixed Charges	$70,442	$43,949

Pro Forma Ratio of Earnings to Fixed Charges	1.35	1.90

	Pro Forma Year Ended December 31, 2011	Pro Forma Six Months Ended June 30, 2012
	(In thousands, except ratios)
Earnings
Income (loss) before income taxes and equity in income of investees	$54,849	$56,755
Interest expense	68,967	43,087
Less interest capitalized	(30,523)	(17,017)
Interest portion of rental expense	1,475	862

Total Earnings	$94,768	$83,687

Combined Fixed Charges and Preferred Stock Dividends:
Interest expense	$68,967	$43,087
Interest portion of rental expense	1,475	862
Preferred stock dividend requirements of Carrizo Oil & Gas, Inc.	—	—

Total Combined Fixed Charges and Preferred Stock Dividends	$70,442	$43,949

Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.35	1.90